Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Third Quarter Fiscal 2017 Results

▪	Q3 Revenues Up 8.3% to $216.8 Million; First Nine Month Revenues Up 7.2%

▪	Q3 GAAP Diluted EPS Increased Approximately 11% to $0.59; Non-GAAP Adjusted EPS Increased Approximately 15% to $0.61

▪	Reduced Debt by $65 Million and Increased Cash Approximately $33 Million in Q3; Cumulative First Nine Month Debt Reduction of $215.5 million

▪	Previously Announced Fleet Transaction Successfully Closed on January 26th

▪	Reaffirms Full Year FY’17 Outlook, Excluding Fleet

TARRYTOWN, N.Y.--(BUSINESS WIRE)--Feb. 2, 2017-- Prestige Brands Holdings, Inc. (NYSE-PBH) today announced results for the third quarter of fiscal year 2017, which ended December 31, 2016.
“We are very pleased with our overall results of the third fiscal quarter, which include strong revenue, strong earnings per share and free cash flow,” said Ron Lombardi, CEO.
“Third quarter fiscal 2017 was eventful for the Company, as we divested multiple non-core brands and announced the acquisition of C.B. Fleet Company.” Mr. Lombardi continued, “These strategic moves completed over the last 12 months shift our portfolio favorably toward our stated long-term organic sales growth objectives.”

Third Quarter Fiscal 2017 Results Ended December 31, 2016
Reported revenues for the third quarter of fiscal 2017 were $216.8 million, an increase of 8.3% over the prior year comparable quarter’s revenues of $200.2 million. These results reflect consumption increases across the Company’s invest for growth portfolio and the addition of the DenTek business, partially offset by the divestitures of New Skin®, PediaCare® and Fiber Choice®. Excluding these acquisitions and divestitures, third quarter fiscal 2017 non-GAAP organic revenue growth, on a constant currency basis, increased 2.8% versus the prior year comparable quarter.
Reported net income for the third quarter of fiscal 2017 totaled $31.6 million, an increase of 13.0% over the prior year comparable quarter’s net income of $28.0 million. Diluted earnings per share of $0.59 for the third quarter of fiscal 2017 compared to $0.53 in the prior year comparable period. Non-GAAP adjusted net income for the third quarter of fiscal 2017 was $32.6 million, an increase of 14.9% over the prior year period’s adjusted net income of $28.4 million. Non-GAAP adjusted earnings per share were $0.61 per share for the third quarter of fiscal 2017, compared to $0.53 per share in the prior year comparable period. Adjustments to net income in the third fiscal quarter of 2017 included integration, transition, and other costs associated with the acquisition and divestitures, a net gain related to the divestiture of certain non-core brands, and the related income tax effects of the adjustments. Adjustments to net income in the third fiscal quarter of 2016 included integration, transition, and other costs associated with acquisitions and divestitures.

Nine Months Ended Results December 31, 2016
Reported revenues for the nine month period ended December 31, 2016 totaled $641.4 million, an increase of 7.2% over the prior year comparable nine month period’s revenues of $598.4 million. On a non-GAAP organic basis, excluding foreign currency fluctuations, acquisitions, and divestitures, revenues increased 1.0% versus the prior year comparable period.

Reported net income for the first nine months of fiscal 2017 totaled $58.3 million compared with the prior year comparable period’s net income of $86.0 million. Reported diluted earnings per share for the first nine month period of fiscal 2017 were $1.09, compared to the prior year comparable period’s reported diluted earnings per share of $1.62 per share. Non-GAAP adjusted net income for the first nine month period of fiscal 2017 totaled $97.8 million, or $1.83 per share, compared to $87.5 million, or $1.65 per share, during the prior year comparable period. Adjustments to net income in the first nine months of fiscal year 2017 included accelerated amortization of debt origination costs, integration, transition, and other costs associated with the acquisitions and divestitures, a net charge related to the divestiture of certain non-core brands, and related income tax effects of the adjustments. Adjustments to net income in the first nine months of fiscal year 2016 included costs associated with the CEO transition, integration, transition, and other costs associated with acquisitions and divestitures, and loss on extinguishment of debt.

Free Cash Flow & Balance Sheet
The Company's reported net cash provided by operating activities for the third fiscal quarter decreased 12.6% to $40.1 million due principally to the approximately $8.6 million payment of taxes related to the sale of non-core brands. Non-GAAP adjusted free cash flow for the third fiscal quarter increased 8.3% to $49.6 million compared to the prior year comparable quarter.
For the first nine months of fiscal 2017, net cash provided by operating activities increased 2.9% to $140.3 million, while non-GAAP adjusted free cash flow increased 10.7% to $149.1 million compared to the prior year's period.
The Company's net debt, as defined by principal amount debt less cash and cash equivalents, decreased by $97.8 million during the third fiscal quarter of 2017 to approximately $1.4 billion at December 31, 2016, reflecting total debt repayments and accumulation of cash for the first nine months of fiscal 2017. Proceeds from the divestiture of certain non-core brands are included in fiscal third quarter of 2017 debt repayments. At December 31, 2016, the Company's covenant-defined leverage ratio improved to approximately 4.3x.

Segment Review
Reported revenues for the North American OTC Healthcare segment were $177.3 million for the third quarter of fiscal 2017, 7.4% higher than the prior year comparable quarter's revenues of $165.1 million. For the first nine months of the current fiscal year, reported revenues for the North American OTC Healthcare segment were $521.8 million, an increase of 7.2% compared to $486.9 million in the prior year comparable period.
Reported revenues for the International OTC Healthcare segment for the third quarter of fiscal 2017 were $18.5 million, 33.6% higher than the $13.8 million reported in the prior year comparable period. For the first nine months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $53.1 million, an increase of 22.7% over the prior year comparable period’s revenues of $43.3 million. Revenues for both the North American OTC Healthcare segment and the International OTC Healthcare segment were impacted by solid consumption levels as well as revenues from DenTek.
Reported revenues for the Household Cleaning segment were $21.0 million for the third quarter of fiscal 2017, a decrease of 1.4% over the prior year comparable quarter's revenues of $21.3 million. Excluding prior year revenues associated with royalty income subsequently divested, Household Cleaning segment revenues increased slightly. For the first nine months of the current fiscal year, reported revenues for the Household Cleaning segment were $66.5 million, a decrease of 2.6% over the prior year comparable nine month period’s revenues of $68.3 million.

Fiscal 2017 Full-Year Outlook and Additional Commentary

Fiscal 2017 Full-Year Outlook (excludes Fleet)
Revenue Growth	4.5-6.0%
Adjusted E.P.S.*	$2.32-2.36
Adjusted Free Cash Flow*	$190 mm or more

*See the “About Non-GAAP Financial Measures” of this report for further presentation information.
Ron Lombardi, CEO of Prestige Brands, stated “We were pleased with fiscal third quarter sales results, which experienced purchase patterns from our largest customers that aligned more closely with consumption trends versus fiscal 2Q. Our year-to-date organic growth rate of 1.0% speaks to the strength and diversity of our evolving domestic and international product portfolio and our long-term brand building initiatives. Looking ahead, we expect our positive fiscal 3Q momentum to continue and anticipate full-year adjusted EPS guidance to come in at the high end of our guided range, despite the divestiture of multiple non-core brands during fiscal 2017.”
Mr. Lombardi continued, “Furthermore, we are excited about the recent closure of the C.B. Fleet acquisition and look forward to executing on our core competencies of acquiring, integrating and growing businesses through investment in brand-building and innovation. This transaction marks our eighth acquisition in approximately six years, continuing our proven strategy to grow our portfolio and increase shareholder value. Over time, we expect Fleet to contribute towards our long-term growth targets, as it fits into our well-established brand building platform,” he said.

Q3 Conference Call & Accompanying Slide Presentation
The Company will host a conference call to review its third quarter results on February 2, 2017 at 8:30 am EST. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID is 49320260. The Company will provide a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 49320260.

Non-GAAP Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company's brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's®

NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "objective," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, adjusted earnings per share and adjusted free cash flow, the Company’s ability to meet organic growth targets and increase shareholder value, and the success of the Company’s acquisition of Fleet. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, the failure to successfully integrate the Fleet brands, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and suppliers to meet demand for its products. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2016, Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and other periodic reports filed with the Securities and Exchange Commission.

Prestige Brands Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2016	2015	2016	2015
Revenues
Net sales	$216,732	$199,485	$640,519	$596,034
Other revenues	31	710	871	2,358
Total revenues	216,763	200,195	641,390	598,392

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	92,216	83,411	271,287	249,432
Gross profit	124,547	116,784	370,103	348,960

Operating Expenses
Advertising and promotion	30,682	29,935	86,909	84,250
General and administrative	22,131	18,135	60,383	52,186
Depreciation and amortization	5,852	6,071	18,700	17,478
(Gain) loss on divestitures	(3,405)	—	51,552	—
Total operating expenses	55,260	54,141	217,544	153,914
Operating income	69,287	62,643	152,559	195,046

Other (income) expense
Interest income	(46)	(31)	(149)	(91)
Interest expense	18,600	19,493	60,660	62,104
Loss on extinguishment of debt	—	—	—	451
Total other expense	18,554	19,462	60,511	62,464
Income before income taxes	50,733	43,181	92,048	132,582
Provision for income taxes	19,092	15,186	33,743	46,611
Net income	$31,641	$27,995	$58,305	$85,971

Earnings per share:
Basic	$0.60	$0.53	$1.10	$1.63
Diluted	$0.59	$0.53	$1.09	$1.62

Weighted average shares outstanding:
Basic	52,999	52,824	52,960	52,727
Diluted	53,359	53,203	53,339	53,106

Comprehensive income, net of tax:
Currency translation adjustments	(8,736)	4,922	(11,857)	(6,562)
Total other comprehensive (loss) income	(8,736)	4,922	(11,857)	(6,562)
Comprehensive income	$22,905	$32,917	$46,448	$79,409

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	December 31, 2016	March 31, 2016
Current assets
Cash and cash equivalents	$63,289	$27,230
Accounts receivable, net	104,388	95,247
Inventories	100,926	91,263
Deferred income tax assets	12,602	10,108
Prepaid expenses and other current assets	10,005	25,165
Total current assets	291,210	249,013

Property and equipment, net	12,865	15,540
Goodwill	345,485	360,191
Intangible assets, net	2,156,378	2,322,723
Other long-term assets	4,914	1,324
Total Assets	$2,810,852	$2,948,791

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$45,250	$38,296
Accrued interest payable	8,399	8,664
Other accrued liabilities	78,675	59,724
Total current liabilities	132,324	106,684

Long-term debt
Principal amount	1,437,000	1,652,500
Less unamortized debt costs	(21,421)	(27,191)
Long-term debt, net	1,415,579	1,625,309

Deferred income tax liabilities	459,780	469,622
Other long-term liabilities	3,312	2,840
Total Liabilities	2,010,995	2,204,455

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 53,269 shares at December 31, 2016 and 53,066 shares at March 31, 2016	532	530
Additional paid-in capital	455,684	445,182
Treasury stock, at cost - 332 shares at December 31, 2016 and 306 shares at March 31, 2016	(6,594)	(5,163)
Accumulated other comprehensive loss, net of tax	(35,382)	(23,525)
Retained earnings	385,617	327,312
Total Stockholders' Equity	799,857	744,336
Total Liabilities and Stockholders' Equity	$2,810,852	$2,948,791

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31,
(In thousands)	2016	2015
Operating Activities
Net income	$58,305	$85,971
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,700	17,478
Loss on divestitures and sales of property and equipment	51,807	—
Deferred income taxes	(12,530)	31,591
Amortization of debt origination costs	6,129	5,433
Stock-based compensation costs	6,260	7,098
Loss on extinguishment of debt	—	451
Gain on sale or disposal of property and equipment	—	(36)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(12,374)	2,453
Inventories	(16,589)	(7,114)
Prepaid expenses and other current assets	11,149	5,472
Accounts payable	7,168	(17,553)
Accrued liabilities	22,323	5,207
Net cash provided by operating activities	140,348	136,451

Investing Activities
Purchases of property and equipment	(1,935)	(2,540)
Proceeds from divestitures	110,717	—
Proceeds from the sales of property and equipment	85	344
Proceeds from Insight Pharmaceuticals working capital arbitration settlement	—	7,237
Proceeds from DenTek working capital arbitration settlement	1,419	—
Net cash provided by investing activities	110,286	5,041

Financing Activities
Term loan repayments	(130,500)	(50,000)
Borrowings under revolving credit agreement	20,000	15,000
Repayments under revolving credit agreement	(105,000)	(81,100)
Payments of debt origination costs	(9)	(4,211)
Proceeds from exercise of stock options	3,444	6,600
Proceeds from restricted stock exercises	—	544
Excess tax benefits from share-based awards	800	1,850
Fair value of shares surrendered as payment of tax withholding	(1,431)	(2,187)
Net cash used in financing activities	(212,696)	(113,504)

Effects of exchange rate changes on cash and cash equivalents	(1,879)	(333)
Increase in cash and cash equivalents	36,059	27,655
Cash and cash equivalents - beginning of period	27,230	21,318
Cash and cash equivalents - end of period	$63,289	$48,973

Interest paid	$54,615	$58,867
Income taxes paid	$25,127	$9,014

Prestige Brands Holdings, Inc.
Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended December 31, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Gross segment revenues	$178,097	$18,459	$21,000	$217,556
Elimination of intersegment revenues	(824)	—	—	(824)
Third-party segment revenues	177,273	18,459	21,000	216,732
Other revenues	—	—	31	31
Total segment revenues	177,273	18,459	21,031	216,763
Cost of sales	68,378	7,678	16,160	92,216
Gross profit	108,895	10,781	4,871	124,547
Advertising and promotion	26,800	3,502	380	30,682
Contribution margin	$82,095	$7,279	$4,491	93,865
Other operating expenses*				24,578
Operating income				69,287
Other expense				18,554
Income before income taxes				50,733
Provision for income taxes				19,092
Net income				$31,641
*Other operating expenses for the three months ended December 31, 2016 includes a pre-tax net gain on divestitures of $3.4 million related primarily to e.p.t and Dermoplast. The assets and corresponding contribution margin associated with the pre-tax net gain on these divestitures are included within the North American OTC Healthcare segment.

	Nine Months Ended December 31, 2016
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Gross segment revenues	$523,988	$53,061	$65,658	$642,707
Elimination of intersegment revenues	(2,188)	—	—	(2,188)
Third-party segment revenues	521,800	53,061	65,658	640,519
Other revenues	—	6	865	871
Total segment revenues	521,800	53,067	66,523	641,390
Cost of sales	198,014	21,722	51,551	271,287
Gross profit	323,786	31,345	14,972	370,103
Advertising and promotion	76,651	8,870	1,388	86,909
Contribution margin	$247,135	$22,475	$13,584	283,194
Other operating expenses*				130,635
Operating income				152,559
Other expense				60,511
Income before income taxes				92,048
Provision for income taxes				33,743
Net income				$58,305
*Other operating expenses for the nine months ended December 31, 2016 includes a pre-tax net loss of $51.6 million related to divestitures. These divestitures include Pediacare, New Skin, Fiber Choice, e.p.t, Dermoplast and license rights in certain geographic areas pertaining to Comet. The assets and corresponding contribution margin associated with the pre-tax net loss on divestitures related to Pediacare, New Skin, Fiber Choice, e.p.t and Dermoplast are included within the North American OTC Healthcare segment, while the pre-tax gain on sale of license rights related to Comet are included in the Household Cleaning segment.

	Three Months Ended December 31, 2015
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Gross segment revenues**	$165,287	$13,803	$20,623	$199,713
Elimination of intersegment revenues	(228)	—	—	(228)
Third-party segment revenues	165,059	13,803	20,623	199,485
Other revenues**	—	9	701	710
Total segment revenues	165,059	13,812	21,324	200,195
Cost of sales**	62,655	4,964	15,792	83,411
Gross profit	102,404	8,848	5,532	116,784
Advertising and promotion	26,472	2,838	625	29,935
Contribution margin	$75,932	$6,010	$4,907	86,849
Other operating expenses				24,206
Operating income				62,643
Other expense				19,462
Income before income taxes				43,181
Provision for income taxes				15,186
Net income				$27,995

	Nine Months Ended December 31, 2015
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Gross segment revenues**	$489,265	$43,213	$65,984	$598,462
Elimination of intersegment revenues	(2,428)	—	—	(2,428)
Third-party segment revenues	486,837	43,213	65,984	596,034
Other revenues**	15	40	2,303	2,358
Total segment revenues	486,852	43,253	68,287	598,392
Cost of sales**	182,279	16,347	50,806	249,432
Gross profit	304,573	26,906	17,481	348,960
Advertising and promotion	74,107	8,338	1,805	84,250
Contribution margin	$230,466	$18,568	$15,676	264,710
Other operating expenses				69,664
Operating income				195,046
Other expense				62,464
Income before income taxes				132,582
Provision for income taxes				46,611
Net income				$85,971

**Certain immaterial amounts relating to gross segment revenues, other revenues and cost of sales for each of the three and nine months ended December 31, 2015 were reclassified between the International OTC Healthcare segment and the North American OTC Healthcare segment. There were no changes to the consolidated financial statements for any periods presented.

About Non-GAAP Financial Measures
We have pursued various strategic initiatives and completed a number of acquisitions in recent years that have resulted in revenues that would not have otherwise been recognized. The frequency and the amount of such revenues vary significantly based on the size, timing and complexity of the transaction. In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenues on a Constant Currency basis, Non-GAAP Adjusted General and Administrative expenses, Non-GAAP Adjusted General and Administrative expense percentage, Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, and Non-GAAP Adjusted Free Cash Flow. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•	Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with products acquired or divested in the periods presented.

•	Non-GAAP Organic Revenues on a Constant Currency basis: Non-GAAP Organic Revenues excluding the impact of current year foreign exchange rates on total revenues.

•
Non-GAAP Adjusted General and Administrative expenses: GAAP General and Administrative expenses minus certain other legal and professional fees, acquisition and other integration costs, divestiture costs, and costs associated with our CEO transition.

•	Non-GAAP Adjusted General and Administrative expense percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income less interest expense (income), income taxes, and depreciation and amortization.

•
Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less certain other legal and professional fees, other acquisition-related costs, divestiture costs, costs associated with our CEO transition, loss on extinguishment of debt, and gain/loss on sale of assets.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income before certain other legal and professional fees, other acquisition and integration-related costs, divestiture costs, costs associated with our CEO transition, accelerated amortization of debt origination costs due to sale of assets, loss on extinguishment of debt, gain/loss on sale of assets, applicable tax impacts associated with these items, income tax related to adjustments and other non-deductible items.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•
Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration, transition, and other costs associated with acquisitions and divestitures and additional income tax payments due to sales of intangible assets.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and Non-GAAP Organic Revenues on a Constant Currency basis and related growth percentages:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
(In thousands)
GAAP Total Revenues	$216,763	$200,195	$641,390	$598,392
Revenue Growth	8.3%		7.2%
Adjustments:
DenTek revenues (1)	(17,327)	—	(51,168)	—
Revenues associated with divested brands(2)	—	(6,636)	—	(13,542)
Total adjustments	(17,327)	(6,636)	(51,168)	(13,542)
Non-GAAP Organic Revenues	$199,436	$193,559	$590,222	$584,850
Organic Revenue Growth (Decline)	3.0%		0.9%
Impact of foreign currency exchange rates (3)		384		(521)
Non-GAAP Organic Revenues on a constant currency basis	$199,436	$193,943	$590,222	$584,329
Constant Currency Organic Revenue Growth	2.8%		1.0%

(1) DenTek revenues are excluded for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American and International OTC Healthcare segment.
(2) Revenues of our divested brands have been excluded from the current year and the prior year for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North American OTC Healthcare segment and our North America Household Cleaning segment.
(3) Foreign currency exchange rate adjustments relate to all segments.

Reconciliation of GAAP General and Administrative Expense to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
(In thousands)
GAAP General and Administrative Expense	$22,131	$18,135	$60,383	$52,186
Adjustments:
Costs associated with CEO transition (1)	—	—	—	1,406
Legal and professional fees associated with acquisitions and divestitures (2)	2,544	1,016	3,129	1,016
Integration, transition and other costs associated with acquisitions and divestitures (2)	638	—	3,699	—
Total adjustments	3,182	1,016	6,828	2,422
Non-GAAP Adjusted General and Administrative Expense	$18,949	$17,119	$53,555	$49,764
Non-GAAP Adjusted General and Administrative Expense Percentage	8.7%	8.6%	8.3%	8.3%
(1) Costs relate to search fees associated with CEO and CFO transition and certain accelerated stock compensation costs related to our former CEO.
(2) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
(In thousands)
GAAP Net Income	$31,641	$27,995	$58,305	$85,971
Interest expense, net	18,554	19,462	60,511	62,013
Provision for income taxes	19,092	15,186	33,743	46,611
Depreciation and amortization	5,852	6,071	18,700	17,478
Non-GAAP EBITDA:	75,139	68,714	171,259	212,073
Adjustments:
Costs associated with CEO transition (1)	—	—	—	1,406
Legal and professional fees associated with acquisitions and divestitures (2)	2,544	1,016	3,129	1,016
Integration, transition and other costs associated with acquisitions and divestitures (2)	638	—	3,699	—
Loss on extinguishment of debt	—	—	—	451
(Gain) loss on divestitures	(3,405)	—	51,552	—
Total adjustments	(223)	1,016	58,380	2,873
Non-GAAP Adjusted EBITDA	$74,916	$69,730	$229,639	$214,946
Non-GAAP Adjusted EBITDA Margin	34.6%	34.8%	35.8%	35.9%
(1) Costs relate to search fees associated with CEO and CFO transition and certain accelerated stock compensation costs related to our former CEO.
(2) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended December 31,				Nine Months Ended December 31,
	2016	2016 Adjusted EPS	2015	2015 Adjusted EPS	2016	2016 Adjusted EPS	2015	2015 Adjusted EPS
(In thousands)
GAAP Net Income	$31,641	$0.59	$27,995	$0.53	$58,305	$1.09	$85,971	$1.62
Adjustments:
Costs associated with CEO transition (1)	—	—	—	—	—	—	1,406	0.03
Legal and professional fees associated with acquisitions and divestitures (2)	2,544	0.05	1,016	0.02	3,129	0.06	1,016	0.02
Integration, transition and other costs associated with acquisitions and divestitures (2)	638	0.01	—	—	3,699	0.07	—	—
Accelerated amortization of debt origination costs (5)	—	—	—	—	1,131	0.02	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	451	0.01
(Gain) loss on divestitures	(3,405)	(0.06)	—	—	51,552	0.97	—	—
Tax impact of adjustments (3)	2,638	0.05	(657)	(0.02)	(18,586)	(0.35)	(1,314)	(0.03)
Income tax related to adjustments(4)	(1,477)	(0.03)	—	—	(1,477)	(0.03)	—	—
Total adjustments	938	0.02	359	—	39,448	0.74	1,559	0.03
Non-GAAP Adjusted Net Income and Adjusted EPS	$32,579	$0.61	$28,354	$0.53	$97,753	$1.83	$87,530	$1.65
(1) Costs relate to search fees associated with CEO and CFO transition and certain accelerated stock compensation costs related to our former CEO.
(2) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as legal and other acquisition related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(4) Income tax adjustments relate primarily to the expiration of certain statute of limitations associated with certain tax reserves.
(5) Higher amortization of debt origination costs resulting from debt payments on our term loan from the proceeds from divestitures.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
(In thousands)
GAAP Net Income	$31,641	$27,995	$58,305	$85,971
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	3,978	19,119	70,366	62,015
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	4,447	(1,253)	11,677	(11,535)
Total adjustments	8,425	17,866	82,043	50,480
GAAP Net cash provided by operating activities	40,066	45,861	140,348	136,451
Purchases of property and equipment	(531)	(857)	(1,935)	(2,540)
Non-GAAP Free Cash Flow	39,535	45,004	138,413	133,911
Integration, transition and other payments associated with acquisitions and divestitures(1)	1,461	796	2,144	796
Additional income tax payments associated with divestitures (2)	8,589	—	8,589	—
Non-GAAP Adjusted Free Cash Flow	$49,585	$45,800	$149,146	$134,707
(1) Acquisition related items represent payments related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as legal and other acquisition related professional fees.
(2) Additional income tax payments resulting from the proceeds from divestitures.

Outlook for Fiscal Year 2017:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	2017 Projected EPS (2)
	Low	High
Projected FY'17 GAAP EPS	$1.55	$1.61
Adjustments:
Costs associated with DenTek integration(1)	0.08	0.08
Loss on divestitures	0.67	0.67
Total Adjustments	0.75	0.75
Projected Non-GAAP Adjusted EPS	$2.30	$2.36
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as legal and other acquisition related professional fees. However, due to the timing of the recently acquired Fleet business, the amounts above exclude projections for that business.
(2) The above reconciliation of this forward-looking non-GAAP financial measure excludes the recently acquired Fleet business primarily due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2017 Projected Free Cash Flow (2)
(In millions)
Projected FY'17 GAAP Net cash provided by operating activities	$191
Additions to property and equipment for cash	(4)
Projected Non-GAAP Free Cash Flow	187
Payments associated with acquisitions(1)	3
Projected Non-GAAP Adjusted Free Cash Flow	$190
(1) Acquisition related items represent costs related to integrating recently acquired businesses including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs; and certain costs related to the consummation of the acquisition process such as legal and other acquisition related professional fees. However, due to the timing of the recently acquired Fleet business, the amounts above exclude projections for that business.
(2) The above reconciliation of this forward-looking non-GAAP financial measure excludes the recently acquired Fleet business primarily due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.